Exhibit 99.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Amicus Therapeutics, Inc. (the “Company”) and [•] (the “Participant”) as of this [•] (the “Effective Date”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company’s Amended and Restated 2007 Equity Incentive Plan, as approved by the stockholders on June 27, 2019 (the “Plan”). A copy of the Plan has been uploaded to the Optionee’s online stock account and should be viewed in conjunction with this Agreement.

1.                Award of Restricted Stock Units. The Company hereby awards the Participant [•] Restricted Stock Units, subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Restricted Units”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.

2.                Vesting of Restricted Units. The Restricted Units are subject to a Restriction Period until they become vested in accordance with this Section 2. The Restricted Units are subject to the restrictions on transfer as set forth in Section 7.4(e).

(a)             Provided the Participant remains in continuous service with the Company through the applicable vesting date, the Restricted Units will become fully vested as to: (i) 25% of the Restricted Units, on the first anniversary of the Effective Date; (ii) 25% of the Restricted Stock Units, on the second anniversary of the Effective Date; (iii) 25% of the Restricted Stock Units, on the third anniversary of the Effective Date; and (iv) 25% of the Restricted Stock Units, on the fourth anniversary of the Effective Date.

(b)             Additionally, if, during the Participant’s continuous service with the Company there occurs a “Change in Control” as such term is defined in the Amicus Therapeutics, Inc. Change in Control Severance Plan, then the Restricted Units shall become fully vested.

(c)              Upon a Separation of the Participant from the Company or its Affiliates for any reason other than death, Disability or Retirement (as defined in the Plan), any Restricted Units which then remain subject to a Restriction Period will immediately and automatically, without any action on the part of the Company, be forfeited, and the Participant will have no further rights with respect to those shares.

(d)             In the event of a Separation by the Participant from the Company or its Affiliates due to death, Disability or Retirement (as defined in the Plan), all outstanding Restricted Units that would have been subject to forfeiture under Section 2(c) above, shall continue to vest until the second anniversary of such Separation. Restricted Units that would vest after this two year period will be forfeited with no further compensation due to the Participant unless otherwise determined by the Committee.

3.                Distribution of Shares.

(a)             Upon the lapse of the Restricted Period applicable to the Restricted Units (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such share), the Company will issue shares of Common Stock to the Participant with respect to the Restricted Units that vest. Such shares may be issued in the Participant’s name by issuance of a stock certificate or certificates.

(b)                 The Company may also condition delivery of certificates underlying the Restricted Units upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

4.                Substitute Property. If, while any of the Restricted Units remain subject to a Restricted Period, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Participant by reason of the Participant’s ownership of the Restricted Units, such securities will constitute “Restricted Units” for all purposes of this Agreement.

5.                Rights of Participant During Restricted Period. The Participant will not have any right to vote the Restricted Units during the Restricted Period. The Participant will have the right to receive dividends and distributions with respect to the Restricted Units; provided, however, that any cash dividends or distributions paid in respect of the Restricted Units while those units remain subject to a Restricted Period will be delivered to the Participant (without interest) only if and when the Restricted Units giving rise to such dividends or distributions become vested.

6.                Securities Laws. The Committee may from time to time impose any conditions on the Restricted Units as it deems necessary or advisable to ensure that the Restricted Units or any shares of Common Stock issued with respect to the Restricted Units are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.

7.                Tax Consequences. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Units. The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.                The Plan. This Award of Restricted Units is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant. Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive.

9.                Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

10.         Deemed Acceptance. The Participant hereby acknowledges that all Restricted Units granted under this Agreement are subject to and bound by the terms of this Agreement. A failure to affirmatively reject this award prior to the first anniversary of the Effective Date shall result in the automatic acceptance of the Restricted Units under the terms of this Agreement.

11.                 Entire Agreement. This Agreement together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

12.                 Governing Law. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.

13.                 Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

14.                    Execution. This Agreement may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

AMICUS THERAPEUTICS, INC.	PARTICIPANT

By:
Name:	Participant’s Address:
Title